                  CERTIFICATE OF POWERS, DESIGNATION, PREFERENCES,
                               RIGHTS AND LIMITATIONS
                                         OF

                        SERIES D CONVERTIBLE PREFERRED STOCK

                                         OF

                                   COCENSYS, INC.

                          (Pursuant to Section 151 of the
                         Delaware General Corporation Law)

     COCENSYS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 151 of the General Corporation Law by unanimous written consent on October 9, 1997:

               RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Amended and Restated Certificate of Incorporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.001 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof (in addition to the provisions set forth in the Restated Certificate of Incorporation of the Corporation, which are applicable to the Preferred Stock of all classes and series), as follows:

                    Series D Convertible Preferred Stock:

               SECTION 1. DESIGNATION AND AMOUNT. One Hundred Thousand (100,000) shares of Preferred Stock, $.001 par value, are designated "Series D Convertible Preferred Stock" with the rights, preferences, privileges and restrictions specified herein (the "Series D Preferred Stock"). Subject to Section 7 hereof, such number of shares may be increased or decreased by resolution of the Board of Directors.

                                      1.

               SECTION 2. DIVIDENDS AND DISTRIBUTIONS. The holders of the Series D Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at the rate per share equal to any dividend declared or paid per share to the Common Stock of the Corporation ("Common Stock"). The right to such dividends on the Series D Preferred Stock shall be non-cumulative.

               SECTION 3. VOTING RIGHTS. Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

               SECTION 4. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary (a "Liquidation Event"), the holders of the Series D Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock or junior preferred stock of the Corporation, $70 (the "Original Issue Price") per share (as adjusted for any combinations, consolidations, stock distributions or stock dividends with respect to such shares) of Series D Preferred Stock issued and outstanding as of the date of such Liquidation Event.
          If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series D Preferred Stock in proportion to the shares of Series D Preferred Stock then held by them.

               SECTION 5. CONVERSION. Subject to the limitations set forth in Subsection (C) below, the Series D Preferred Stock shall convert only as follows:

               (A) AUTOMATIC CONVERSION. The Series D Preferred Stock outstanding on October 13, 2001 (the "Automatic Conversion Date") shall automatically convert on such date, in whole and not in part, into such number of fully paid and nonassessable shares of Common Stock equal to the quotient of the aggregate Original Issue Price of such shares divided by the average of the closing prices of the Corporation's Common Stock


                                      2.

          (as reported in The Wall Street Journal, Western Edition) for a period of thirty (30) Trading Days ending on the third Trading Day prior to the Automatic Conversion Date. A "Trading Day" shall mean any day on which shares of the Corporation's Common Stock have been traded on a national securities exchange, the Nasdaq Stock Market or otherwise, as reported in the Wall Street Journal, Western Edition.

               (B) CONVERSION AT CORPORATION'S OPTION. At any time prior to the Automatic Conversion Date, the Corporation shall have the option, in its sole discretion, to convert the Series D Preferred Stock, in whole or in part (and on no more than [four] occasions), into such number of fully paid and nonassessable shares of Common Stock equal to the aggregate Original Issue Price of such shares divided by the greater of (a) the average of the closing prices of the Corporation's Common Stock (as reported in The Wall Street Journal, Western Edition) for the 30 Trading Days during the period ending on the third Trading Day prior to the date of original issuance of such shares or (b) the average of the closing prices of the Corporation's Common Stock (as reported in The Wall Street Journal, Western Edition) for a period commencing thirty (30) Trading Days and ending on the third Trading Day prior to the date upon which the Corporation issues notice to the holders of Series D Preferred Stock of such optional conversion.

               (C) LIMITATION ON CONVERTED SHARES. The number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock shall not be greater than 4,600,000.

               (D) ADJUSTMENTS FOR COMBINATIONS OR SUBDIVISIONS OF COMMON STOCK. In the event the Corporation at any time or from time to time shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the maximum and minimum number of shares of Common Stock into which the Series D Preferred Stock may be converted, shall be proportionately decreased or increased, as appropriate.

               (E) MECHANICS OF CONVERSION. Before any holder of Series D Preferred Stock shall be entitled to receive shares of


                                      3.

          Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Corporation or of any transfer agent for such stock, and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series D Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the Automatic Conversion Date or the Optional Conversion Date, as appropriate, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

               (F)  RESERVATION OF STOCK ISSUABLE UPON CONVERSION.
          The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series D Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series D Preferred Stock.

               (G) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Series D Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of Series D Preferred Stock shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any fractional share, pay the holder otherwise entitled to such fraction a sum in cash equal to the closing price of the Common Stock on the date of conversion, multiplied by such fraction.

               (H) REORGANIZATION, RECLASSIFICATION, CONSOLIDATION, MERGER OR SALE. If any (i) reorganization of the capital stock of the Corporation, (ii) consolidation or merger of the Corporation in which the Corporation is not the surviving corporation, or (iii) sale of all or substantially all of the Corporation's assets to another corporation (each, an "Event") shall be effected in such a way that holders of Common Stock shall be entitled to receive securities, cash or other assets or property, the Automatic Conversion Date

                                      4.

          shall be accelerated to the date immediately preceding such Event, or such other date necessary to assure that any holder of Series D Preferred Stock receives such shares of stock, securities or other assets or property as may be issued or payable with respect to or in exchange for shares of Common Stock.

               SECTION 6.  NO REDEMPTION.  The shares of Series D
          Preferred Stock shall not be redeemable.

               SECTION 7. AMENDMENT. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.

     IN WITNESS WHEREOF the undersigned have executed this certificate as of October 13, 1997.



                                   /s/ F. Richard Nichol, Ph.D.
                                   --------------------------------------
                                   F. Richard Nichol, Ph.D.
                                   President and Chief Executive Officer



                                   /s/ Alan C. Mendelson
                                   --------------------------------------
                                   Alan C. Mendelson
                                   Secretary





                                      5.